Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-177917 on Form S-1 of our report dated November 9, 2011 relating to the consolidated financial statements of BioAmber Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts”, in such Prospectus.

/s/ Deloitte & Touche LLP1

Independent Registered Chartered Accountants

Montreal, Canada

December 21, 2011

1 Chartered accountant auditor permit No. 13556